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                                                                    Exhibit 99.1

DRAFT - DO NOT DISTRIBUTE
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Contacts:
AVT Corporation - Investor Relations
Michele Reid, 425/825-3479
mreid@avtc.com
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Kimberly Tipton - Business Press                    Jennifer Ashton -Trade Press
(206) 505-8320                                      (801) 373-7888
ktipton@mww.com                                     jennifera@connectpr.com
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           AVT Corporation Accelerates Mobile Wireless Strategy with
                     Acquisition of Infinite Technologies

  Unified Communications Solutions Expand to Serve Enterprise Wireless Needs


KIRKLAND, Wash., January 4, 2001 - AVT Corporation (Nasdaq: AVTC), a leading provider of unified communications solutions, today announced the acquisition of Infinite Technologies, a global supplier of wireless applications and wireless infrastructure solutions. The acquisition follows AVT's October 2000 announcement of its intention to extend its market leadership position in the areas of unified messaging and document exchange, by aggressively pursuing a new mobile wireless initiative worldwide.

Since 1991, Infinite has been an innovator in the wireless and electronic messaging market, with its Infinite Enterprise WAP Server and Infinite InterChange software solutions. The company's strength is in the development of wireless applications and cross-platform messaging systems for clients in the corporate, wireless carrier, government, ISP and education markets.

"Our mobile wireless initiative is a natural extension to what AVT does best - giving business professionals the freedom and control to manage critical business information when, where, and how they choose," said David Anastasi, president & CEO of AVT. "The acquisition of Infinite's technology, prominent customer base, and proven expertise in bringing award-winning wireless applications to market will accelerate AVT's delivery of a unified communications solution for next-generation wireless devices and help enhance our company's growth plans for the future."


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Page two - AVT Acquisition of Infinite Technologies

Under the terms of the merger agreement, total consideration paid by AVT approximates $24.0 million. At closing, AVT paid approximately $9 million in cash and issued approximately 1.6 million shares of AVT common stock. AVT will pay approximately $3.0 million in a combination of cash and AVT common stock under a deferred payment arrangement over the next three years. In addition, AVT may pay up to an additional $4.0 million in a combination of cash and AVT common stock under an earn-out arrangement over the next three years which may be expensed as compensation by AVT. AVT does not anticipate any employment changes for Infinite's current employee base and will retain the Infinite office located in Owings Mills, Maryland. The transaction will be accounted for under the purchase method of accounting.

Anastasi added, "We are very pleased that as part of the acquisition, Infinite's well respected and highly talented team of wireless professionals will join AVT to help the company pursue its wireless communications vision. We are particularly pleased with the addition to our team of Brett Warthen, the founder,current CEO and visionary of Infinite Technologies. Brett is very well respected throughout the wireless industry. He is a prominent industry speaker and co-chair of the WAP Developers Expert Group for the WAP Forum. His knowledge and experience in the wireless market will contribute strongly to AVT as we continue to establish ourselves as a premiere player in the wireless space." Warthen will serve as senior vice president, wireless strategy and technology.

"We are thrilled to join AVT at this important time for the company. As a result of this combination, we believe we are well positioned for the emerging mobile wireless market," said Warthen. "Together, we will work to deliver a comprehensive, integrated, world-class set of wireless solutions that will help define the landscape of unified communications."

In addition to adding strong wireless expertise, Infinite will further advance the company's global growth strategy through its international customer base. Currently, more than 50 percent of Infinite's sales are generated outside of North America. The company has wireless carrier and financial customers in over 25 countries, and over 1000 universities and other educational customers worldwide. Infinite's clients include BT Internet (UK), BT Cellnet (UK), Swisscom (Switzerland), AT&T (US), Atos (France), SmartTone (Hong Kong), Skandiabank (Sweden), Postova Banka (Slovenia) and Vakifbank (Turkey).

                                   - more -

Page three - AVT Acquisition of Infinite Technologies


AVT will hold a conference call regarding the acquisition of Infinite Technologies on January 4, 2001 at 1:00 p.m. eastern standard time which can be accessed via AVT's web site at www.avtc.com.

About Infinite Technologies

Infinite Technologies, headquartered in Owings Mills, MD, is one of the world's leading suppliers of WAP software solutions. Infinite is a leader in the WAP market with products such as Infinite Enterprise WAP Server, and Enterprise WAP Server, and Infinite InterChange, an e-mail solution for WAP compatible mobile phones and devices. Infinite WAP solutions are in use at commercial sites such as BT, BT Internet, BT Cellnet, Swisscom, KPN, Atos, AT&T, Telstra, SmartTone, Mviva, Optimus and others. Infinite maintains a site on the World Wide Web at www.infinite.com
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About AVT Corporation

AVT Corporation (Nasdaq: AVTC) is a leading provider of unified communications solutions that provide the timely exchange of business information anytime, anywhere from virtually any communications device, helping organizations manage their communications workflow. The company specializes in developing and marketing its CallXpress unified messaging solution, its RightFAX fax and communications servers, and its MediaLinq electronic document delivery services. AVT has more than 65,000 systems installed worldwide, with 80 percent of the Fortune 100 using the company's award winning products and services.

AVT is headquartered in Kirkland, WA, and has main offices in Tucson, AZ; Portland, OR; and San Francisco, CA. In addition, AVT has sales and support offices in the United Kingdom, Hong Kong, and Dubai. Founded in 1982, AVT is publicly traded under the symbol "AVTC" on the Nasdaq National Market. AVT maintains a site on the World Wide Web at www.avtc.com.
                                          ------------

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company's results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in AVT's latest Annual Report, on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.



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